AP

Brigham Boosts 2Q Production Guidance

Tuesday June 26, 7:50 am ET

Brigham Exploration Raises Second-Quarter Guidance As Wells Perform Better Than Expected

AUSTIN, TEXAS (AP) -- Gas and oil explorer Brigham Exploration Co. said Tuesday it increased its second-quarter production guidance, driven by the performance of the company's southern Louisiana wells, positive completions of its Vicksburg wells and better than expected production by existing wells.

The company boosted its guidance to 44 to 46 million cubic feet equivalent (MMcfe) per day from previously guidance of 42 to 45 MMcfe per day.
Year-to-date, Brigham said it spud, or began drilling operations for, 11 wells and had an average working interest of about 56 percent. Seven of the wells have been completed or are currently being completed, three are drilling and one has been plugged. The company's gross and net completion rates for the year so far are 88 percent and 98 percent respectively.

Chairman, President and Chief Executive Bud Brigham said production will have grown about 23 percent compared to last year, assuming the midpoint of the company's revised second-quarter guidance. "We believe that our wells completing and drilling provide excellent visibility for further production growth as we move through the remainder of 2007," he said.

Brigham Exploration shares closed Monday at $5.78.

Questions or comments about this story should be directed to Kristen A. Lee at 212-621-7190.